EXHIBIT 3.1


ARTICLES OF INCORPORATION
of
TOTAL CONTAINMENT, INC.


     FIRST.  The name of the Corporation is Total Containment,
Inc.

     SECOND. The location and post office address of the Corporation's registered office in this Commonwealth is 422 Business Center, A130 North Drive, Oaks, Montgomery County,
Pennsylvania 19456.

     THIRD. The purpose of the Corporation is and it shall have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under provisions of the Business Corporation Law of 1988, the Act approved December, 1988, P.L. 1444, as amended (the "Pennsylvania Business Corporation Law").

     FOURTH. The term of the Corporation's existence is perpetual.

     FIFTH. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 20,001,000 shares, divided into two classes consisting of 20,000,000 shares of common stock, par value $.01 per share ("Common Stock"), and 1,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

     SIXTH. The Preferred Stock may be issued from time to time as a class without series or, if so determined by the board of directors of the Corporation, either in whole or in part, in one or more series. There is hereby expressly granted to and vested in the board of directors of the Corporation authority to fix and determine (except as fixed and determined herein), by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of Preferred Stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of Preferred Stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the board of directors of the Corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

     SEVENTH. Each holder of record of Common Stock shall have the right to one vote for each share of Common Stock standing in such holder's name on the books of the Corporation. No shareholder shall be entitled to cumulate any votes for the election of directors.

     EIGHTH. The management, control and government of the Corporation shall be vested in a board of directors consisting of not less than one (1) nor more than twenty-five (25) members in number, as fixed by the board of directors of the Corporation from time to time. The directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each Class shall be as nearly equal in number as possible. If the number of Class I, Class II or Class III directors is fixed for any term of office, it shall not be increased during that term, except by a majority vote of the board of directors. The term of office of the initial Class I directors shall expire at the annual election of directors by the shareholders of the Corporation in 1998; the term of office of the initial Class II directors shall expire at the annual election of directors by the shareholders of the Corporation in 1999; and the term of office of the initial Class III directors shall expire at the annual election of directors by the shareholders of the Corporation in 2000. After the initial term of each Class, the term of office of each Class shall be three (3) years, so that the term of office of one class of directors shall expire each year when their respective successors have been duly elected by the shareholders and qualified. At each annual election by the shareholders of the Corporation, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If, for any reason, a vacancy occurs on the board of directors of the Corporation, a majority of the remaining directors shall have the exclusive power to fill the vacancy by electing a director to hold office for the unexpired term in respect of which the vacancy occurred. No director of the Corporation shall be removed from office, as a director, by the vote of shareholders, unless the votes of shareholders cast in favor of the resolution for the removal of such director constitute at least a majority of the votes which all shareholders would be entitled to cast at an annual election of directors.

     NINTH. No holder of any class of capital stock of the Corporation shall have preemptive rights, and the Corporation shall have the right to issue and to sell to any person or persons any shares of its capital stock or any option, warrant or right to acquire capital stock, or any securities having conversion or option rights without first offering such shares, rights or securities to any holder of any class of capital stock of the Corporation.

     TENTH. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast shall constitute a quorum of shareholders at any annual or special meeting of shareholders of the Corporation.

     ELEVENTH. A special meeting of the shareholders of the Corporation may be called only by: (i) the Chief Executive Officer, (ii) the Executive Committee of the Board of Directors, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors.

     TWELFTH.  The Control Transactions provisions of the
Pennsylvania Business Corporation Law (15 Pa. Cons. Stat.
Section 2541 et. seq.) shall not be applicable to the Corporation.

     The Business Combinations provisions of the Pennsylvania
Business Corporation Law (15 Pa. Cons. Stat. Section 2551 et.
seq.) shall not be applicable to the Corporation.

     The Control-Share Acquisitions provisions of the Pennsylvania Business Corporation Law (15 Pa. Cons. Stat.
Section 2561 et. seq.) shall not be applicable to the Corporation.

     The Disgorgement By Certain Controlling Shareholders
Following Attempt to Acquire Control provisions of the Pennsylvania Business Corporation Law (15 Pa. Cons. Stat.
Section 2577 et. seq.) shall not be applicable to the Corporation.

     THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred upon shareholders and directors herein are hereby granted subject to this reservation; provided, however, that the provisions set forth in Articles SEVENTH, EIGHTH and TENTH through THIRTEENTH, inclusive, of these Articles of Incorporation may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders of the Corporation entitled to cast at least 80 percent (80%) of the votes which all shareholders of the Corporation are then entitled to cast or (b) the affirmative vote of 80 percent (80%) of the members of the board of directors of the Corporation and the affirmative vote of shareholders of the Corporation entitled to cast at least a majority of the votes which all shareholders of the Corporation are then entitled to cast.

     FOURTEENTH. The name and post office address of the incorporator is:


          Name                     Address

          Kathleen S. Wetzel       STEVENS & LEE
                                   111 North Sixth Street
                                   P.O. Box 679
                                   Reading, PA  19603-0679


     IN TESTIMONY WHEREOF, the Incorporator has signed these Articles of Incorporation this 14th day of August, 1997.


                              /s/ Kathleen S. Wetzel
                              Kathleen S. Wetzel,
                              Incorporator